EXHIBIT 11

                              [GRUPO ELEKTRA LOGO]

                                 CODE OF ETHICS
      FOR TOP EXECUTIVES, OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS OF
                          GRUPO ELEKTRA, S.A. DE C.V.

                                    OBJECTIVE

      The purpose of this Code of Ethics (hereinafter "the Code") is to promote honesty and an ethical conduct for top executives of Grupo Elektra, S.A. de C.V. (hereinafter "the Company") including the ethical handling of conflicts of interest that arise from personal and professional relations; to promote the disclosure of complete, precise, accurate, timely and comprehensible information in any reports and documents that the Company submits to the National Banking and Securities Commission (CNBV), the Mexican Stock Exchange (BMV), the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE), as well as in any other public release that it carries out before any domestic or international authority; promoting that the conduct of the Company and/or of its officers abide by the applicable laws, regulations and provisions of general nature.

                                   APPLICATION

      This Code of Ethics shall apply to the members of the Board of Directors and to their Committees, to the Chairman and Vice-presidents, to all the officers of the Company, giving special emphasis in its application to the Chief Executive Officer, to the Chief Operating Officer, to the Chief Financial Officer and to the General Counsel (hereinafter jointly referred to as "The Top Executives and Officers").

                                BASIC PRINCIPLES

      1. BEHAVIOR.

      It is expected that each of the Top Executives and Officers acts according to the highest standards of honesty and ethical conduct at all times and in any aspect of their activities, strictly abiding by the laws, regulations and general provisions applicable in Mexico and the United States, as well as by the laws of other countries in which the Company conducts businesses; and that they act according to this Code of Ethics, and in accordance with the guidelines set by other policies and procedures adopted by the Company in order to regulate the behavior of its employees.

      Each director shall be responsible for his or her own adherence to this Code of Ethics.

      To act according to this Code of Ethics is a condition for the job/employment and any breach thereof shall give rise to the application of penalties, which could consist in, depending on the seriousness of the breach, in economic penalties or even, the dismissal from office. The above, regardless of the legal actions that could derive from the action or omission (when there is a duty to perform) incurred by them.

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      2. WAIVERS.

      No waiver shall apply to any of the provisions contained in this Code of Ethics, except when the Board of Directors approves by a majority vote the existence of a justified cause that allows, in specific cases, the non-binding effect of any of the provisions contemplated herein. Only for these cases, the Board shall verify that said exemption is appropriate and it shall ensure that such exemption has the necessary controls designed to protect the Company.

      In the event that the waiver to any of the provisions is approved, all the Top Executives and Officers shall be informed of said waiver.

      3. ETHICAL CONDUCT AND CONFLICTS OF INTEREST.

      It is expected that the Top Executives and the Officers of the Company take the decisions and business actions always seeking the greatest benefit for the Company, and not based on personal relations or on any personal benefit.

      It shall be understood as conflict of interest, including without limitation, the following:

      (i) When there is a cause, fact or a situation of a personal nature that interferes, in any manner, with the achievement of the greatest benefit for the Company,

      (ii) When there is an interest that hinders performing the job objectively, or

      (iii) When the Top Executives or Officers receive improper personal benefits as a result of their position in the Company

      (iv) When due to whatever reason personal interest is put before the interest of the Company.

      When any of the Top Executives or Directors is (are) under a conflict of interest he or she (they) shall excuse themselves from taking any decision regarding the situation in question and they shall immediately notify their hierarchic superior in order that the latter takes the decision that most benefits the Company.

      As regards the members of the Board of Directors, they hold a special responsibility before the Company and their shareholders. In order to avoid conflicts of interest, the director shall inform to the other members of the Board of any personal interest that he or she may have in any transaction that is to be taken into consideration by the Board, excusing him or herself from taking any decision that involves any conflict of interest.

      Any finding of a potential conflict of interest or its existence shall be informed to the Administration in accordance with the procedure established in section 13 of this Code.

      Sound judgment shall be used to seek advice when it is appropriate and in order to adhere to the highest ethical standards. Everyone must be aware that the activities and the financial interests of the spouse, relatives, children, parents or in-laws, friends, investors, suppliers, direct competitors, can give rise to a potential conflict of interest or to an apparent conflict of interest.

      In the event of doubts regarding whether certain behavior would be considered a conflict of interest, please consult the Chairman of the Audit Committee.

      4. IMPROPER PERSONAL BENEFIT.

      Conflicts of interest may occur when the Top Executive or Officer personally, or a relative or friend of said Top Executive or Officer receives a personal benefit in an improper manner because of his or her position in the Company.

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      No benefits of the Company shall be accepted if they have not been authorized and approved pursuant to the policies and procedures of the Company, including any gratuity, loan or security.

      5. OWNERSHIP OR FINANCIAL INTERESTS IN OTHER BUSINESSES.

      You must be unconditionally loyal to the Company. You must avoid having ownership interests in any other company, if such interest compromises or interferes with your capacity to exercise an independent judgment in the best interest of the company.

      This provision does not apply to investors holding less than one per cent of the stock of a public company, provided that the amount of the investment is not such that it could have an effect on the business judgment in detriment of the Company.

      6. CORPORATE OPPORTUNITIES.

      It is mandatory to have the duty towards the Company to promote its legitimate interests. No personal advantage shall be taken by means of the use of property, information or of your position in the Company that is known by virtue of said position.

      7. BEING EMPLOYED BY OUR COMPETITORS.

      During the time that you are acting as employee of the Company, and during the year immediately following the one in which your labor relation is terminated with the Company, it is strictly forbidden to render services as an officer or to be employed in any manner whatsoever by a competitor of the Company, as well as to carry out any activity with the intention of seeking or hoping to promote the interests of a competitor in detriment of the interests of the Company.

      8. BEING EMPLOYED WITH A SUPPLIER.

      The persons subject to this Code during the time that they act as employees of the Company, as well as during the year immediately following the one in which their labor relation is terminated, cannot, with any supplier or client or direct competitor of the Company:

      (i)   Be a supplier or employee of the aforementioned;

      (ii)  Render services or represent any of the above, and

      (iii) Accept Money or benefits from third parties as payment or compensation for any advice or service that you provide to any client, supplier, direct competitor or any other person in connection with the business of the Company.

      9. CONFIDENTIALITY.

      The confidentiality of the information that has been entrusted by the Company, suppliers or clients, except when the disclosure is authorized or ordered in compliance with the law. The confidential information includes all the information that is not public in nature and that could be used by competitors, or that could cause any harm to the Company, its suppliers or clients, in the event that such information is disclosed.

      10. FAIR NEGOTIATIONS.

      An effort shall be made to negotiate in a fair manner with the clients, suppliers, competitors and employees of the Company, provided unfair advantage of any person may not be taken, by means of manipulation, concealment or abuse in the use of privileged information, by misrepresentation of material facts, or any other unfair practice.

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      The use of privileged information is illegal and unethical. The Top
Executives or Officers shall accept all the aspects of the terms of the policies for the use of privileged information of the Company set forth in the Policies for the Use of Privileged Information.

      11. PROTECTION AND USE OF THE ASSETS OF THE COMPANY.

      The assets of the Company shall be protected, ensuring its correct and efficient use.

      To misappropriate the assets of the Company as well as the mistreatment, incorrect or non-authorized use or waste of said assets constitutes the nonperformance of the duty towards the Company and it shall be considered as a fraudulent action.

      All of the assets of the Company shall be used for the Company's legitimate business purposes.

      12. ACCURACY OF PERIODIC REPORTS AND OTHER PUBLIC RELEASES.

      Pursuant to the legal framework in effect imposed by the CNBV, BMV, SEC and NYSE, complete, precise, accurate, timely and comprehensible information is required in all periodic reports and communications of public nature sent to such institutions, as well as any other information delivered to the general public. The highest level of care is required when preparing such reports and communications.

      In order to guarantee the quality of the information required in the preceding paragraph, the mandatory guidelines to be followed for their preparation and remittance are listed below:

      I. Any accounting records, as well as any reports carried out from such records, shall be kept and submitted in accordance with the applicable laws.

      II. All the records shall evidence in a correct and accurate manner the relevant transaction or event.

      III. All records shall reflect in a correct and exact manner with reasonable detail the assets, obligations, liabilities and costs of the Corporation.

      IV. The accounting records of the Corporation shall not contain any false or misleading entries inserted intentionally.

      V. No transaction shall be mistakenly classified in an intentional manner in connection with accounts, departments or accounting periods or in any other manner.

      VI. All transactions shall be supported with the exact documentation with reasonable detail and it shall be recorded in the correct account and in the corresponding accounting period.

      VII. No information whatsoever is to be hidden from the internal or independent auditors.

      VIII. Observance of the Generally Accepted Accounting Principles and the accounting control systems of the Corporation is required at all times.

      Since we are a respectable public company, it is essential that the information reported to the CNBV, BMV, SEC and NYSE, as well as to any other domestic or international authority, or any other information delivered to the general public, is complete, timely and accurate in all aspects.

      The top Executives and Officers are responsible of supplying the administration accurate and complete information, in order to comply with the information disclosure requirement and with the commitments with the shareholders of the Corporation.

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      In accordance with these duties, the top Executives and Officers agree:

      I. They shall conduct themselves in a correct and honest manner in the performance of their duties, avoiding always any conflict of interests in their personal and professional relations.

      II. They shall provide accurate, complete, objective, relevant, and comprehensible information in time, making sure that the information contained in the reports filed with the CNBV, BMV, SEC, and NYSE, as well as with any other authority whether domestic or international, or that may be utilized in any other public communication of the Corporation is complete, exact, accurate and comprehensible.

      III. They shall act in compliance to the applicable federal, state and municipal laws, regulations and provisions, as well as to the appropriate regulations from public or private agencies that may be applicable to the management of the Corporation's business and to its financial report.

      IV. They shall act in good faith, with responsibility, due care, competitively and with utmost diligence, without making misrepresentations of material facts or to allow the subordination of their independent judgment.

      V. They shall honor the confidential nature of the information they acquire during the course of their work, except in the event its disclosure is authorized or they are legally compelled to disclose such information. Accordingly, they shall not use the confidential information acquired for the best performance of their duties in their own benefit.

      VI. They shall share the relevant knowledge and capabilities so that the other members of the Corporation may carry out their duties.

      VII. They shall actively promote an ethical conduct and they shall set the example of an ethical conduct as responsible executives among the other executives and colleague in their own work environment and community.

      VIII. They shall make use in a responsible manner and they shall have absolute control of all the Corporation's resources and assets entrusted to them.

      IX. They shall inform the Board of Directors, The Chief Executive Officer or the Chairman of the Audit Committee forthwith, any information related to:

            (i) Any conduct they deem contrary to the law, business ethics and this Code, including any transaction or relation that may reasonably cause a conflict of interest;

            (ii) Any meaningful deficiencies in the assigning or operation of internal controls that may affect the ability of the Corporation to register, process or summarize and report financial data, or

            (iii) Any fraud, whether material or not, involving the
                  administration or other employees having an important role in the financial reports, in the disclosure of information or in the internal controls of the Corporation.

      13. COMPLIANCE WITH THE LAW AND THE CODE OF ETHICS; REPORTING ILLEGAL OR UNETHICAL ACTIONS.

      The conduct of the Top Executives and Officers shall abide to the laws, regulations and applicable governmental provisions and this Code of Ethics, provided any violation or suspected violation to said laws, regulations or applicable governmental provisions must be reported to the Chairman of the Audit Committee. Nobody shall be subject to retaliation when reporting in good faith, the suspicion of any violation.

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      The individual suspecting of any violation to this Code shall be obliged to report it forthwith to the Chairman of the Audit Committee or else, to any member of the Board of Directors of the Corporation, cooperating in the investigation of the alleged violation.

      The report shall contain the most specific information as possible in order to be able to learn the seriousness, the nature and degree of participation and urgency of the alleged violation.

      Without limiting the foregoing, the report shall contain, to the extent possible, the following information:

      (i) The occurrence, circumstance or activity alleged which caused the cause violation;

      (ii)  The name of the individual involved;

      (iii) Whether the alleged violation involves any specific event or events, approximate dates and the place of the occurrence.

      (iv) Any additional information, documentation or any other evidence available that is related to the alleged violation.

      The Chairman of the Audit Committee and the Board of Directors have the authority to monitor, investigate, take determinations and carry out any action with respect to the violations to this Code.

      When determining the existence of a violation to this Code, The Board of Directors shall consider the following:

      (i)   The nature and seriousness of the violation;

      (ii)  Whether the violation occurred only once or repeatedly;

      (iii) Whether the violation was intentional or not;

      (iv) Whether the individual in question was advised before the violation was committed as to the correct form of conduct;

      (v) Whether the individual in question has committed other violations in the past; and

      (vi) Any other fact or circumstance that the Board of Directors considers appropriate in connection with the alleged violation.

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

                              [GRUPO ELEKTRA LOGO]

                                 CODE OF ETHICS
       FOR TOP EXECUTIVES, OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS
                         OF GRUPO ELEKTRA, S.A. DE C.V.

                                 ACCEPTANCE FORM

I. I agree and accept that I have received and read the Code of Ethics for Top Executives and Officers of Grupo Elektra, S.A. de C.V.

II. I fully understand my duty of abiding to the aforementioned Code of Ethics.

III. I agree to conduct myself in compliance with the standards contained in this Code of Ethics, the Policies and Procedures related to it and established by the Corporation.

IV. I agree and acknowledge that I am responsible for reporting to the Chairman of the Audit Committee any suspicion of violation to this Code of Ethics.

      Name:
      Position:
      Date:
      Signature:

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